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                                                            EXHIBIT 99.3

                              ESOP PROMISSORY NOTE


$3,873,000.00                                                  January 29, 1999
                                                           Louisville, Kentucky


         For value received, REPUBLIC BANCORP, INC. EMPLOYEE STOCK OWNERSHIP TRUST (the "Borrower"), promises to pay to the order of REPUBLIC BANCORP, INC., 601 West Market Street, Louisville, Kentucky (the "Lender"), the principal sum of Three Million Eight Hundred Seventy-three Thousand Dollars ($3,873,000.00), or so much thereof as may be outstanding hereunder from time to time (the "Exempt Loan"), plus interest on the principal balance outstanding from time to time at the annual rate of 7.25 percent from the date of this Note, as follows:
(a) Payments shall be in 119 consecutive monthly installments, (b) the first installment in the amount of $48,069.95 shall be due and payable on March 1, 1999, and (c) the remaining installments of $45,730.01 each shall be due and payable on the first day of each subsequent month until the entire principal balance of, and all accrued but unpaid interest on, this Note has been paid in full. All payments shall be applied first to the accrued but unpaid interest on the Exempt Loan and then to reduce the outstanding principal balance of the Exempt Loan. On January 1, 2009, Borrower shall pay to Lender the entire outstanding principal balance of, and all accrued interest on, the Exempt Loan.

         This Note is issued pursuant to an ESOP Loan Agreement of even date herewith (the "ESOP Loan Agreement"), between the Lender and the Borrower.

         The occurrence of an Event of Default (as defined in the ESOP Loan Agreement) shall be a default under this Note. Upon any default under this Note, the holder of this Note shall have all of the remedies set forth in the ESOP Loan Agreement.

         All or any part of the outstanding principal balance of this Note may be prepaid at any time without penalty or premium. All prepayments shall be applied in accordance with the terms of the ESOP Loan Agreement.

         Failure of the holder of this Note to exercise any of its rights and remedies shall not constitute a waiver of any provisions of this Note or of the ESOP Loan Agreement or the other Loan Documents, or of any of such holder's rights and remedies, nor shall it prevent the holder from exercising any rights or remedies with respect to the subsequent happening of the same or similar occurrences. All remedies of the holder hereof shall be cumulative to the greatest extent permitted by law. Time shall be of the essence for payment of all payments of interest and principal on this Note.

         This Note has been delivered in, and shall be governed by and construed in accordance with, the laws (including, without limitation, the conflicts of laws rules) of the Commonwealth of Kentucky, except to the extent pre-empted by federal law.



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         If there is any default under this Note, and this Note is placed in the hands of an attorney for collection, or is collected through any court, including any bankruptcy court, the Borrower promises to pay to the order of the holder hereof such holder's reasonable attorneys' fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Note or enforcing the holder's rights with respect to any collateral securing this Note, to the extent allowed by federal law and the laws of the Commonwealth of Kentucky or any state in which any collateral for this Note is situated.

         All parties to this instrument, whether makers, sureties, guarantors, endorsers, accommodation parties or otherwise, shall be jointly and severally bound, and jointly and severally waive presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment or nonacceptance and any other notice and all due diligence or promptness that may otherwise be required by law, and all exemptions to which they may now or hereafter be entitled under the laws of the Commonwealth of Kentucky, of the United States of America or any state thereof. The holder of this instrument may, with or without affecting the obligations of any maker, surety, guarantor, endorser, accommodation party or any other party to this Note (1) extend the time for payment of either principal or interest from time to time, (2) release or discharge any one or more party who is liable in this Note, (3) suspend the right to enforce this Note with respect to any persons, (4) change, exchange or release any property in which the Lender has any interest securing this Note, (5) justifiably or otherwise, impair any collateral securing this Note or suspend the right to enforce against any such collateral, and (6) at any time it deems it necessary or proper, call for and should it be made available, accept, as additional security, the signature or signatures of additional parties or a security interest in property of any kind or description or both.

         IN WITNESS WHEREOF, the Borrower has executed this Note on January 29, 1999.



                                   REPUBLIC  BANCORP, INC. EMPLOYEE STOCK
                                   OWNERSHIP TRUST, by Republic Bank & Trust
                                   Company, solely in its capacity as Trustee

                                   By       /S/ E. WILLIAM PETTER

                                   Title:    Executive Vice President


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